FUND PARTICIPATION AGREEMENT

THIS AGREEMENT is effective as of December 31, 2013 (the “Effective Date”) and executed as of December 20, 2013, among Lincoln National Life Insurance Company (“LNLIC”) and Lincoln Life & Annuity Company of New York (“LLACNY”) (collectively, the “Insurance Company”), Lincoln Variable Insurance Products Trust (“LVIP”), an open-end management investment company organized as a Delaware statutory trust, on behalf of its series, LVIP Invesco V.I. Comstock RPM Fund (the “Lincoln Fund”), Lincoln Financial Distributors, Inc. (“Lincoln Distributor”), AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (“AVIF”), an open-end management investment company organized as a Delaware statutory trust, on behalf of its series, Invesco V.I. Comstock Fund (the “Invesco Fund”), and Invesco Distributors, Inc. (“Invesco Distributor”) (collectively, the “Parties”).

WITNESSETH:

WHEREAS, Insurance Company has issued or proposes to issue to the public, now and in the future, certain variable annuity contracts and variable life insurance policies (the “Contracts”); and

WHEREAS, Insurance Company has established one or more separate accounts (the “Accounts”), as set forth on Schedule A to this Agreement, under applicable state insurance laws, for the purposes of funding the Contracts and has or will register each Account (unless the Account is exempt from such registration) with the United States Securities and Exchange Commission (the “SEC”) as a unit investment trust under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Contracts are, or will be, registered by Insurance Company with the SEC for offer and sale (unless the Contract is exempt from registration); and

WHEREAS, AVIF is divided into various series or portfolios, including the Invesco Fund; and

WHEREAS, LVIP is divided into various series or portfolios, including the Lincoln Fund; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, Insurance Company intends to purchase shares in the Lincoln Fund, on behalf of the Accounts to fund the Contracts, and the Lincoln Fund will in turn invest most of its assets (normally 90-95%) in the Invesco Fund, which will be the sole underlying fund investment of the Lincoln Fund, and the remaining 5-10% of its assets in a managed futures volatility overlay strategy (the “Investment Strategy”); and

WHEREAS, LVIP, on behalf of the Lincoln Fund, has received exemptive relief from the SEC to invest in certain investment companies selling their shares to the Lincoln Fund in excess of the limitations contained in Section 12 of the 1940 Act (the “Section 12 Order”); and

WHEREAS, AVIF has received a “Mixed and Shared Funding Order” from the SEC granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Invesco Fund to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies (the “Mixed and Shared Funding Order”); and

WHEREAS, Lincoln Distributor, distributor of the Contracts and the Lincoln Fund, is a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, Invesco Distributor, principal underwriter of the Invesco Fund, is a broker-dealer registered with the SEC under the 1934 Act and is a member in good standing of FINRA.

NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, Insurance Company, LVIP on behalf of the Lincoln Fund, Lincoln Distributor, AVIF on behalf of the Invesco Fund, and Invesco Distributor hereby agree as follows:

1.	Representations and Warranties.

a. AVIF on behalf of the Invesco Fund represents and warrants to Insurance Company and LVIP that: (i) a registration statement under the 1933 Act and under the 1940 Act of AVIF relating to the Invesco Fund has been filed with the SEC in the form previously delivered to Insurance Company and LVIP and has been declared effective, and copies of any and all amendments or supplements thereto relating to the Invesco Fund will be forwarded to Insurance Company as soon as reasonably practicable after they are filed with the SEC; (ii) the shares of the Invesco Fund are or will be registered under the 1933 Act prior to their issuance or sale and will be issued, sold and distributed in compliance in all material respects with all applicable state and federal laws, rules and regulations; (iii) AVIF is, and shall be at all times while this Agreement is in force, lawfully organized, validly existing and in good standing under the laws of the State of Delaware; (iv) AVIF is and shall remain while this Agreement is in force, registered as an open-end management investment company under the 1940 Act; (v) AVIF’s registration statement relating to the Invesco Fund and any further amendments or supplements thereto relating to the Invesco Fund will, when they become effective, conform in all material respects to SEC Form N-1A, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Invesco Fund or AVIF by Insurance Company, Lincoln Distributor, LVIP or the Lincoln Fund expressly for use therein; and (vi) AVIF has full power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement.

b. AVIF on behalf of the Invesco Fund represents and warrants to Insurance Company, LVIP and Lincoln Distributor that the Invesco Fund is currently qualified and eligible to be treated as a Regulated Investment Company under Subchapter M of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and that it will use reasonable best efforts to qualify and to maintain such qualification and eligibility (under Subchapter M of the Code or any successor or similar provision) and that it will notify Insurance Company, LVIP and Lincoln Distributor immediately upon having a reasonable basis for believing that the Invesco Fund has ceased to so qualify or to be so eligible (taking into account the grace period afforded by Section 851(d)(1) of the Code with respect to the diversification requirements under Section 851(b)(3) of the Code) or that the Invesco Fund might not so qualify or be eligible in the future.

c. AVIF on behalf of the Invesco Fund further represents and warrants that the Invesco Fund will use its best efforts to comply and to maintain such compliance with the diversification requirements for variable annuity, endowment or life insurance contracts set forth in Section 817(h) of the Code, and the rules and regulations thereunder, including without limitation U.S. Treasury Regulations (“Treas. Reg.”) §1.817-5, and that it will notify Insurance Company, LVIP and Lincoln Distributor immediately upon having a reasonable basis for believing that the Invesco Fund has ceased to comply or might not so comply in the future with Treas. Reg. §1.817-5. In the event of a breach of this Section 1(c) by AVIF, it will take all reasonable steps to adequately diversify the Invesco Fund so as to achieve compliance with the grace period afforded by Treas. Reg. §1.817-5.

d. AVIF represents and warrants that all of its trustees, officers, employees, investment advisers, and other individuals/entities having access to the funds and/or securities of the Invesco Fund are and continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Invesco Fund in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.

e. AVIF represents and warrants that the Invesco Fund is operated by a person that has claimed exclusion from the definition of “commodity pool operator” pursuant to Commodity Futures Trading Commission (“CFTC”) Rule 4.5(a) under the Commodity Exchange Act (“CEA”) by filing a notice of eligibility pursuant to CFTC Rule 4.5(c), updating such notice, providing disclosure and otherwise complying with the Rule. Upon having a reasonable basis for believing that the operator of the Invesco Fund will no longer be able to make the representations set out in CFTC Rule 4.5(c)(2), the Invesco Fund will notify the Lincoln Fund promptly.

f. Insurance Company represents and warrants to AVIF, the Invesco Fund and Invesco Distributor that the Contracts are or will be registered under the 1933 Act prior to the issuance or sale of the Contracts or are exempt from or not subject to registration thereunder, and that the Contracts will be issued, sold and distributed in compliance in all material respects with all applicable state and federal laws, rules and regulations. Insurance Company further represents and warrants that it is, and shall be at all times while this Agreement is in force, an insurance company within the meaning of Section 816(a) of the Code and lawfully organized, validly existing and in good standing (under (i) the laws of the State of Indiana for LNLIC and (ii) the laws of the State of New York for LLACNY), it has legally and validly established each Account as a separate account under the laws of the state of its organization, the Accounts comply in all material respects with all applicable federal and state laws and regulations, and it has full power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement. Insurance Company further represents and warrants that each Account or subaccount thereof, as applicable, has been, or will be, established as a segregated asset account under applicable law and that interests in each Account are offered exclusively through the purchase of or transfer into a “variable contract,” within the meaning of such terms under Section 817 of the Code and the regulations thereunder. Insurance Company further represents and warrants that it will use its reasonable best efforts to continue to meet such definitional requirements, and it will notify AVIF and Invesco Distributor immediately upon having a reasonable basis for believing that such requirements have ceased to be met or might not be met in the future. Insurance Company further represents and warrants that each Account has registered or, prior to the issuance or sale of the Contracts, will register as a unit investment trust in accordance with the1940 Act (unless exempt from registration) to serve as segregated asset accounts for the Contracts, that Insurance Company will maintain such registration for so long as any Contracts are outstanding to the extent required by applicable law and that each Account does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, to the extent required. Insurance Company further represents and warrants that the registration statement of the Contracts under the 1933 Act and any further amendments or supplements thereto and the registration statement of each Account or subaccount thereof, as applicable, and any further amendments or supplements thereto will, when they become effective, conform in all material respects to SEC Form N-4, Form N-6 or Form N-1A, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading. Insurance Company further represents and warrants that it will comply in all material respects with all applicable laws and regulations, including, without limitation, the 1933 Act and the 1940 Act and the rules and regulations thereunder. Insurance Company shall register and qualify the Contracts for sale in accordance with the securities laws of a state only if and to the extent required under such state’s securities laws.

g. Insurance Company represents and warrants to AVIF and Invesco Distributor that the Contracts currently are and at the time of issuance will be treated as annuity contracts and life insurance contracts, as applicable, under applicable provisions of the Code, that it will use its best efforts to maintain such treatment and that it will notify AVIF and Invesco Distributor immediately upon having a reasonable basis for believing that the any of the Contracts have ceased to be so treated or that they might not be so treated in the future.

h. Notwithstanding any other provision of this Agreement, but without limiting the ability of AVIF and/or Invesco Distributor to assume the defense of any action pursuant to Section 13(c) hereof, Insurance Company and Lincoln Distributor agree that if the Internal Revenue Service (“IRS”) asserts in writing in connection with any governmental audit or review of Insurance Company or the Lincoln Fund or, to Insurance Company’s knowledge, of any Contract owner, that the Lincoln Fund or the Invesco Fund has failed to comply with the diversification requirements of Section 817(h) of the Code or Insurance Company otherwise becomes aware of any facts that could give rise to any claim against LVIP or AVIF or its affiliates as a result of such a failure or alleged failure:

1)	Insurance Company shall promptly notify AVIF of such assertion or potential claim (subject to the confidentiality provisions of Section 18(i));

2)	Insurance Company shall consult with AVIF as to how to minimize any liability that may arise as a result of such failure or alleged failure;

3)	Insurance Company shall use its best efforts to minimize any liability of AVIF or its affiliates resulting from such failure, including, without limitation, demonstrating, pursuant to Treas. Reg. §1.817-5(a)(2), to the Commissioner of the IRS that such failure was inadvertent;

4)	Insurance Company shall permit AVIF, its affiliates and their legal and accounting advisors to participate in any conferences, settlement discussions or other administrative or judicial proceeding or contests (including judicial appeals thereof) with the IRS, any Contract owner or any other claimant regarding any claims that could give rise to liability to AVIF or its affiliates as a result of such a failure or alleged failure; provided, however, that Insurance Company will retain control of the conduct of such conferences discussions, proceedings, contests or appeals;

5)	any written materials to be submitted by Insurance Company to the IRS, any Contract owner or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treas. Reg. §1.817-5(a)(2)), (a) shall be provided by Insurance Company to AVIF (together with any supporting information or analysis); subject to the confidentiality provisions of Section 18(i), at least ten (10) Business Days or such shorter period to which the Parties hereto agree prior to the day on which such proposed materials are to be submitted, and (b) shall not be submitted by Insurance Company to any such person without the express written consent of AVIF which shall not be unreasonably withheld;

6)	Insurance Company shall provide AVIF or its affiliates and their accounting and legal advisors with such cooperation as AVIF shall reasonably request (including, without limitation, by permitting AVIF and its accounting and legal advisors to review the relevant books and records of Insurance Company) in order to facilitate review by AVIF or its advisors of any written submissions provided to it pursuant to the preceding clause or its assessment of the validity or amount of any claim against its arising from such a failure or alleged failure;

7)	Insurance Company shall not with respect to any claim of the IRS or any Contract owner that would give rise to a claim against AVIF or its affiliates (a) compromise or settle any claim, (b) accept any adjustment on audit, or (c) forego any allowable administrative or judicial appeals, without the express written consent of AVIF or its affiliates, which shall not be unreasonably withheld, provided that Insurance Company shall not be required, after exhausting all administrative remedies, to appeal any adverse judicial decision unless AVIF or its affiliates shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal; and provided further that the costs of any such appeal shall be borne equally by the Parties hereto; and

8)	AVIF and its affiliates shall have no liability as a result of such failure or alleged failure if Insurance Company fails to comply with any of the foregoing clauses 1 through 7, and such failure could be shown to have materially contributed to the liability.

i. With respect to each Account, Insurance Company represents and warrants that it has claimed an exclusion from the definition of “commodity pool operator” pursuant to CFTC Rule 4.5(a) under the CEA by filing a notice of eligibility pursuant to CFTC Rule 4.5(c), updating such notice, providing disclosure and otherwise complying with the Rule.

j. LVIP represents and warrants to AVIF, the Invesco Fund and Invesco Distributor that the shares of the Lincoln Fund are or will be registered under the 1933 Act and 1940 Act prior to their issuance or sale and will be issued, sold and distributed in compliance in all material respects with all applicable state and federal laws, rules and regulations. LVIP further represents and warrants that LVIP’s registration statement relating to the Lincoln Fund and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act and the 1940 Act, and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading. LVIP further represents and warrants that it is, and shall be at all times while this Agreement is in force, lawfully organized, is validly existing and in good standing under the laws of the State of Delaware, it is registered as an open-end management investment company under the 1940 Act, and it will maintain such registration at all times while this Agreement is in force. LVIP further represents and warrants that it has full power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement. LVIP shall amend all registration statements under the 1933 Act and the 1940 Act, as applicable, with respect to the shares of the Lincoln Fund from time to time as required by applicable law. LVIP further represents and warrants that it will comply in all material respects with all applicable laws and regulations, including, without limitation, the 1933 Act and the 1940 Act and the rules and regulations thereunder. LVIP, on behalf of the Lincoln Fund, further represents and warrants that so long as it invests in the Invesco Fund, it will comply with the Section 12 Order. LVIP shall register and qualify the shares of the Lincoln Fund for sale in accordance with the securities laws of a state only if and to the extent required under such state’s securities laws, and will use its best efforts to comply with any applicable insurance laws or regulations. LVIP further represents and warrants that, except as agreed in a writing signed on behalf of both the Invesco Fund and Invesco Distributor, the Lincoln Fund will be sold only to Accounts of the Insurance Company, as listed on Schedule A. LVIP further represents and warrants that it will provide the Invesco Fund with at least 60 days’ advance written notice of any intent to change its Investment Strategy.

k. LVIP on behalf of the Lincoln Fund represents and warrants to AVIF and Invesco Distributor that the Lincoln Fund is currently qualified and eligible to be treated as a Regulated Investment Company under Subchapter M of the Code, and the regulations thereunder, and that it will use reasonable best efforts to maintain such qualification and eligibility (under Subchapter M of the Code or any successor or similar provision) and that it will notify AVIF and Invesco Distributor immediately upon having a reasonable basis for believing that the Lincoln Fund has ceased to so qualify or to be so eligible (taking into account the grace period afforded by Section 851(d)(1) of the Code with respect to the diversification requirements under Section 851(b)(3) of the Code) or that the Lincoln Fund might not so qualify or be eligible in the future.

l. LVIP on behalf of the Lincoln Fund further represents and warrants that the Lincoln Fund will use its best efforts to comply and to maintain such compliance with the diversification requirements for variable annuity, endowment or life insurance contracts set forth in Section 817(h) of the Code, and the rules and regulations thereunder, including without limitation Treas. Reg. §1.817-5, and that it will notify AVIF and Invesco Distributor immediately upon having a reasonable basis for believing that the Lincoln Fund has ceased to comply or might not so comply in the future with Treas. Reg. §1.817-5. In the event of a breach of this Section 1(l) by LVIP, it will take all reasonable steps to adequately diversify the Lincoln Fund so as to achieve compliance with the grace period afforded by Treas. Reg. §1.817-5.

m. LVIP represents and warrants that, except as otherwise permitted by Treas. Reg. §1.817-5(f)(3), all of the shares of the Lincoln Fund are held and will continue to be held, directly or indirectly, by one or more separate accounts of one or more insurance companies, public access to the Lincoln Fund is available exclusively through the purchase of a variable contract within the meaning of Section 817(d) of the Code and LVIP will notify AVIF and Invesco Distributor immediately upon having a reasonable basis for believing that its shares are held by an investor that is not so permitted.

n. LVIP represents and warrants that all of its trustees, officers, employees, investment advisers, and other individuals/entities having access to the funds and/or securities of the Lincoln Fund are and continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Lincoln Fund in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.

o. LVIP represents and warrants that the Lincoln Fund is operated by a person that has either: (i) registered as a commodity pool operator with the CFTC; or (ii) claimed exclusion from the definition of “commodity pool operator” pursuant to CFTC Rule 4.5(a) under the CEA by filing a notice of eligibility pursuant to CFTC Rule 4.5(c), updating such notice, providing disclosure and otherwise complying with the Rule. Upon having a reasonable basis for believing that the operator of the Lincoln Fund will no longer be able to make the representations set out in CFTC Rule 4.5(c)(2), the Lincoln Fund will notify the Invesco Fund immediately.

p. Lincoln Distributor represents and warrants that it is registered as a broker-dealer with the SEC under the 1934 Act and is a member in good standing of FINRA. Lincoln Distributor further represents and warrants that the Invesco Fund will not be marketed as or in a commodity pool or otherwise as a vehicle for trading in commodity futures, commodity options or swaps markets.

q. Each Party to the Agreement represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable anti-money laundering laws, regulations, and requirements. In addition, each Party to the Agreement represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury. Insurance Company and LVIP will monitor for suspicious activity in accordance with the requirements of the USA PATRIOT ACT of 2001 (the “Patriot Act”) and any other applicable regulations. Insurance Company and LVIP agree to provide AVIF with such information as it may reasonably request, including but not limited to, the filling out of questionnaires, attestations and other documents, to enable AVIF to fulfill its obligations under the Patriot Act, and, upon its request, to file a notice pursuant to Section 314 of the

Patriot Act and the implementing regulations related thereto to permit the voluntary sharing of information between the Parties hereto. Upon filing such a notice, Insurance Company and LVIP agree to forward a copy to AVIF and further agree to comply with all requirements under the Patriot Act and implementing regulations concerning the use, disclosure, and security of any information that is shared.

r. Insurance Company acknowledges and agrees that it is the responsibility of Insurance Company to determine investment restrictions under state insurance law applicable to the Lincoln Fund and that AVIF and the Invesco Fund shall bear no responsibility to Insurance Company for any such determination or the correctness of such determination. Insurance Company has determined that the investment restrictions set forth in the current Invesco Fund Prospectus are sufficient to comply with all investment restrictions under state insurance laws that are currently applicable to the Lincoln Fund as a result of the Accounts’ investments therein.

s. AVIF on behalf of the Invesco Fund will advise LVIP as soon as reasonably practicable of: (a) the issuance by the SEC of any order suspending the effectiveness of the registration statement of AVIF relating to the Invesco Fund or initiating any proceeding for that purpose; (b) the institution of any proceeding, investigation or hearing involving the offer or sale of the Invesco Fund of which it becomes aware, if permitted by law to do so, if AVIF believes such proceeding, investigation or hearing would have a material adverse effect on the Invesco Fund; or (c) the happening of any material event, if known, which makes untrue any statement of a material fact made in the registration statement of the Invesco Fund or which requires the making of a change therein in order to make any current statement therein not materially misleading.

t. LVIP on behalf of the Lincoln Fund will advise AVIF as soon as reasonably practicable of: (a) the issuance by the SEC of any order suspending the effectiveness of the registration statement of LVIP relating to the Lincoln Fund or initiating any proceeding for that purpose; (b) the institution of any proceeding, investigation or hearing involving the offer or sale of the Lincoln Fund of which it becomes aware, if permitted by law to do so, if LVIP believes such proceeding, investigation or hearing would have a material adverse effect on the Lincoln Fund; or (c) the happening of any material event, if known, which makes untrue any statement of a material fact made in the registration statement of the Lincoln Fund or which requires the making of a change therein in order to make any current statement therein not materially misleading.

u. Insurance Company and LVIP each represents, warrants and covenants that investment by the Lincoln Fund in the Invesco Fund will not prevent the applicability of look-through treatment under Treas. Reg. §1.817-5(f) to the assets of the Invesco Fund.

2.	Registration Statement and Reports.

a. Insurance Company, Lincoln Distributor and LVIP shall provide to AVIF or its designee a copy of language that would be used in any prospectus or statement of additional information for the Contracts and/or the Lincoln Fund in which AVIF, the Invesco Fund, Invesco Advisers, Inc. (“Invesco Advisers”), the Invesco Fund’s investment adviser, or Invesco Distributor (collectively, the “Fund Entities”) is named at least five Business Days prior to the filing of such document with the SEC. Insurance Company, Lincoln Distributor and LVIP shall provide to AVIF or its designee a copy of each piece of sales literature or other promotional material in which any of the Fund Entities is named, at least five Business Days prior to its use. No such prospectus, statement of additional information or piece of sales literature or other promotional material shall be publicly distributed if AVIF or its designee reasonably objects to such public distribution and promptly, but no later than five Business Days after receiving such material, communicates such objection to Insurance Company, Lincoln Distributor or LVIP. AVIF or its designee also reserves the right to review any such prospectus, statement of additional information or piece of sales literature or other promotional material at any time upon request made by AVIF or its designee to the Insurance Company, Lincoln Distributor or LVIP. AVIF or its designee may reasonably object to the continued use of any such prospectus, statement of additional information or piece of sales literature or other promotional material. No such prospectus, statement of additional information or piece of sales literature or other promotional material shall be used if AVIF or its designee so objects. AVIF hereby designates Invesco Distributor as the entity to receive such sales literature or other promotional material, until such time as AVIF appoints another designated agent by giving notice to Insurance Company, Lincoln Distributor and LVIP in the manner required by Section 15 hereof.

b. At the reasonable request of AVIF, the Invesco Fund or their respective designee, Insurance Company and LVIP shall furnish, or shall cause to be furnished, as soon as practical, to AVIF or its designee copies of the following reports if such reports are publicly available:

1)	any registration statement (without exhibits); and

2)	any other reports or information as reasonably requested by AVIF, the Invesco Fund or their respective designee.

c. For the purposes of this Section 2, the phrase “sales literature or other promotional material” includes, but is not limited to, advertisements (such as material published or designed for use in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, web-sites and other electronic communications or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts or any other advertisement, sales literature or published article or electronic communication), educational or training materials or other communications distributed or made generally available to some or all agents or employees in any media, and registration statements, prospectuses, statements of additional information, shareholder reports, proxy materials and any other material constituting sales literature, advertising or “communications” under the FINRA rules, the 1933 Act, or the 1940 Act.

3.	Purchase or Redemption of Invesco Fund Shares; Lincoln Fund Orders.

a. AVIF will make Series I shares of the Invesco Fund (and no other share class of the Invesco Fund) available to the Lincoln Fund for purchase and redemption at net asset value and with no sales charges, subject to the terms and conditions of this Agreement. The Invesco Fund, however, retains the right to reject an investment by the Lincoln Fund. This Agreement does not provide for or permit investment in the Invesco Fund by LVIP on behalf of any series other than the Lincoln Fund, or provide for or permit investment by LVIP, or any series thereof, in any series of AVIF other than the Invesco Fund.

b. Shares of the Invesco Fund shall be ordered in such quantities and at such times as determined by LVIP to be necessary to meet the requirements of the Lincoln Fund.

c. AVIF will use reasonable efforts to register for sale under the 1933 Act and, if required, under state securities laws, such additional shares of the Invesco Fund as may reasonably be necessary for investment by the Lincoln Fund under this Agreement.

d. Invesco Fund shares to be made available to the Lincoln Fund shall be sold by AVIF and purchased or redeemed by LVIP for the Lincoln Fund, to the extent consistent with Section 12(d)(1) of the 1940 Act and the Section 12 Order, and such purchase and redemption orders shall be executed on a daily basis at the net asset value (without the imposition of a sales load) next computed after receipt by LNLIC (acting as designee of the Invesco Fund pursuant to Section 3(k) hereof) of the purchase or redemption order from LVIP and in accordance with the provisions of the then current prospectus of the Invesco Fund.

e. AVIF or its designated agent shall calculate the net asset value per share of the Invesco Fund on Business Days (as hereinafter defined) and shall use its best efforts to make such net asset value per share available to LVIP by 5:30 p.m. Central Time. As used herein, “Business Day” shall mean any day on which (i) the New York Stock Exchange (“NYSE”) is open for regular trading, (ii) AVIF calculates the Invesco Fund’s net asset value, and (iii) LVIP is open for business.

f. AVIF shall report any material error in the calculation of the net asset values, dividends or capital gain information of each Fund when the information becomes public. In the event of any material error in the calculation or communication of net asset value, dividends or capital gain information or delay in the reporting thereof by AVIF, AVIF will act in accordance with its then current policies and procedures relating to error correction, which policies and procedures shall be in accordance with the 1933 Act and 1940 Act (and any applicable regulations thereunder) and SEC policies regarding pricing errors, including in regards to when the party responsible for the error must compensate a fund or its shareholders for any losses.

g. Notwithstanding any other provision of this Agreement to the contrary, AVIF reserves the right to suspend or terminate sales of the Invesco Fund’s shares to any person if (i) the Invesco Fund liquidates, (ii) if such action is required by law or by regulatory authorities having jurisdiction, (iii) if the Board of Trustees of AVIF (the “Board”), while exercising its independent judgment and acting in good faith and in light of its fiduciary duties under federal law and any applicable state laws, deems it necessary, appropriate and in the best interest of the Invesco Fund and its shareholders, or (iv) if such action is required by any policies that the Board has adopted.

h. Payment for Invesco Fund shares will be made by the Lincoln Fund in federal funds transmitted to the Invesco Fund or its designee by the close of the Federal Reserve Wire Transfer System (the “Fedwire System”) on the Business Day next following the Business Day on which the Invesco Fund or its designee receives the order before the close of regular trading on the NYSE (the “Trade Date”). If federal funds are not received by the Invesco Fund or its designee on time, AVIF shall cancel the trade unless otherwise agreed to by the Parties, and the Lincoln Fund or Insurance Company shall reimburse the Invesco Fund for any losses reasonably sustained by the Invesco Fund or its designee in acting in reliance on such purchase order including those incurred in connection with any advances to, or borrowing or overdrafts by, the Invesco Fund or its designee.

i. Payment for shares redeemed by the Lincoln Fund will be made in federal funds transmitted to the Lincoln Fund by the close of the Fedwire System on the Business Day next following the Trade Date. Notwithstanding the foregoing, the Invesco Fund may delay redemption of shares to the extent permitted by the 1940 Act or any rules, regulations or orders thereunder.

j. Insurance Company and LVIP have policies and procedures in place to detect and discourage short-term or disruptive trading practices, which may include (but is not limited to) monitoring Contract owners’ trading activity. In addition, Insurance Company and LVIP will not engage in such practices (such as market timing, excessive short-term trading and any other activity described in the Invesco Fund’s then current prospectus and statement of additional information as being inappropriate and impermissible) in connection with orders of Invesco Fund shares for the benefit of the Lincoln Fund and will otherwise comply with the terms of the then current Invesco Fund prospectus and statement of additional information. Insurance Company and LVIP reserve the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is not in the best interest of the Contract owners or an Account or subaccount. Insurance Company and LVIP further agree to cooperate fully in the implementation and fulfillment of the Invesco Fund’s obligations pursuant to Rule 22c-2 under the 1940 Act.

k. Appointment of LNLIC as Limited Agent for the Invesco Fund

1)	The Invesco Fund hereby appoints LNLIC as agent for the Invesco Fund for the limited purpose of receiving purchase and redemption orders from the Lincoln Fund, on its behalf, for Invesco Fund shares in connection with this Agreement. Receipt by Insurance Company, as limited agent, of any purchase or redemption order from the Lincoln Fund on any Business Day before the close of regular trading (“Close of Trading”) on the New York Stock Exchange (“NYSE”) (typically 4:00 pm Eastern Time) (the “Trade Date”) shall constitute receipt by the Invesco Fund on the same Business Day, provided that the Invesco Fund receives notice of such redemption or purchase order from LNLIC in a mutually agreeable format by 9:00 a.m. Eastern Time on the next following Business Day. In connection with this Section 3(k), LNLIC represents and warrants that it will not submit any order for Invesco Fund shares or engage in any practice, nor will it allow or suffer any person acting on its behalf to submit any order for Invesco Fund shares or engage in any practice, that would violate or cause a violation of applicable law or regulation including, without limitation, Section 22 of the 1940 Act and the rules thereunder.

2)	LNLIC will record the time and date of receipt of orders received from the Lincoln Fund to purchase or redeem shares of the Invesco Fund and will, upon reasonable request, provide copies of such orders to AVIF on behalf of the Invesco Fund or its auditors.

3)	LNLIC will not aggregate or offset orders received from the Lincoln Fund for Invesco Fund shares after the Close of Trading on the Trade Date with such orders received before the Close of Trading on the Trade Date.

4)	LVIP and LNLIC represent, warrant and covenant that during the term of this Agreement, any notice of a redemption or purchase order sent to the Invesco Fund by LNLIC on behalf of the Lincoln Fund will not be altered in any way from the redemption or purchase order received by LNLIC, as the agent of the Invesco Fund, from the Lincoln Fund before the Close of Trading on the Trade Date.

5)	Notification of orders received from the Lincoln Fund to purchase or redeem shares of the Invesco Fund shall be provided by LNLIC to the Invesco Fund on the Business Day next following the Trade Date in such written or electronic form (including, without limitation, facsimile) as may be mutually acceptable to LNLIC and AVIF on behalf of the Invesco Fund. In the event that LNLIC and AVIF on behalf of the Invesco Fund agree to use a form of written or electronic communication which is not capable of recording the time, date and recipient of any communication and confirming good transmission, LNLIC agrees that it shall be responsible for confirming with AVIF that any communication sent by it was in fact received by AVIF in proper form and in accordance with the terms of this Agreement.

6)	AVIF, the Invesco Fund and their respective agents shall be entitled to rely upon, and shall be fully protected from all liability in following and acting upon, the instructions of the authorized individuals of LNLIC.

7)	The Invesco Fund does not designate LNLIC as agent for receipt of purchase and redemption orders of Invesco Fund shares from any person other than the Lincoln Fund on the Lincoln Fund’s own behalf.

8)	If transactions in Invesco Fund shares are to be settled through the Fund/SERV system, the following provisions shall apply:

(a)	Each party to this Agreement represents that it or one of its affiliates has entered into the Standard Networking Agreement with the NSCC and that it desires to participate in the programs offered by the NSCC Fund/SERV system, which provide (i) an automated process whereby shareholder purchases and redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (“Networking”).

(b)	For each Fund/SERV transaction, LNLIC shall provide the Invesco Fund or its affiliates with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which LNLIC hereby certifies is and shall remain true and correct. LNLIC shall maintain documents required by the Invesco Fund or its affiliates to effect Fund/SERV transactions. Each instruction shall be deemed to be accompanied by a representation by LNLIC that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.

(c)	At all times each party shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder and under applicable law. Such coverage shall insure for losses resulting from the criminal acts and errors or omissions of each party’s employees and agents.

(d)	LNLIC represents and warrants that all instructions, questions and other correspondence concerning the accounts for which trades are made in accordance with this Section 3(k)(8) shall come from LNLIC.

4.	Force Majeure and Limitation of Liability.

a. Each Party shall be excused from the performance of any of its obligations to the other where such nonperformance is occasioned by any event beyond its control which shall include, without limitation, any applicable order, rule or regulation of any federal, state or local body, agency or instrumentality with jurisdiction, work stoppage, accident, natural disaster, war, acts of terrorism or civil disorder, provided that the Party so excused shall use all reasonable efforts to minimize its nonperformance and overcome, remedy, cure or remove such event as soon as is reasonably practicable, and such performance shall be excused only for so long as, in any given case, the force or circumstances making performance impossible shall exist.

b. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.	Book Entry.

a. Transfer of the Invesco Fund’s shares will be by book entry only. No stock certificates will be issued to the Lincoln Fund or LVIP. Shares ordered from the Invesco Fund will be recorded by Invesco Distributor or its designee or AVIF’s transfer agent as instructed by LVIP in an appropriate title for the Lincoln Fund.

6.	Dividends and Distributions.

a. AVIF shall furnish notice promptly to LVIP of any dividend or distribution payable on any shares of the Invesco Fund held by the Lincoln Fund. LVIP hereby elects to receive all such dividends and distributions as are payable on shares of the Invesco Fund recorded in the title for the Lincoln Fund in additional shares of the Invesco Fund. AVIF shall notify LVIP of the number of shares so issued. LVIP reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

7.	Costs and Expenses.

a. Except as otherwise specifically provided in Schedule B, attached hereto and made a part hereof, each Party will bear, or arrange for others to bear, all expenses incident to its performance under this Agreement.

8.	Disclosures.

a. At least annually, Invesco Distributor or its designee shall provide LVIP with a PDF of the current prospectus and statement of additional information of the Invesco Fund.

b. The Insurance Company or LVIP (as applicable) may use such PDF described above to assist with the updating of any of the Contract prospectuses regarding the Lincoln Fund or related materials, with the expenses of such updating, including printing, to be borne by the Insurance Company.

c. Insurance Company or LVIP (as applicable) shall bear the costs of registration of the Lincoln Fund’s shares, Accounts and Contracts, preparation of its prospectuses, statements of additional information, supplements to the prospectuses, supplements to the statements of additional information, proxy materials and annual and semi-annual shareholder reports, sales literature or other promotional material, printing and distributing such materials, sending all statements and notices required from it by any federal or state law, and paying all taxes on the issue or transfer of the Lincoln Fund’s shares or Contracts.

d. AVIF shall bear the costs of costs of registration of the Invesco Fund’s shares, preparation of its prospectuses, statements of additional information, supplements to the prospectuses, supplements to the statements of additional information, proxy materials and annual and semi-annual shareholder reports, sales literature or other promotional material, printing and distributing such materials, sending all statements and notices required from it by any federal or state law, and paying all taxes on the issue or transfer of the Invesco Fund’s shares.

9.	Information about the Invesco Fund.

a. Insurance Company, LVIP, Lincoln Distributor and their affiliates shall make no representations concerning the Invesco Fund’s shares except those contained in the then current registration statement of the Invesco Fund, in such printed information subsequently issued on behalf of the Invesco Fund or the other funds managed by Invesco Advisers as supplemental to the appropriate fund prospectus or registration statement or in material approved by Invesco Advisers or any of its affiliates.

10.	Information about the Lincoln Fund and Contracts.

a. AVIF, Invesco Distributor and their affiliates shall make no representations concerning the Lincoln Fund’s shares or the Contracts except those contained in the then current registration statement of the Lincoln Fund or the Contracts, in such printed information subsequently issued on behalf of LVIP or Insurance Company as supplemental to the appropriate fund prospectus or registration statement or in material approved by LVIP, Insurance Company or any of their affiliates.

11.	Mixed and Shared Funding.

a. The Parties acknowledge that shares of the Invesco Fund may be made available for investment to other participating insurance companies. In such event, the Board of AVIF will monitor the Invesco Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all participating insurance companies. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of the Lincoln Fund are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by a participating insurance company to disregard the voting instructions of contract owners. The Board of AVIF shall promptly inform the Insurance Company in writing if it determines that an irreconcilable material conflict exists and the implications thereof.

b. The Insurance Company agrees to promptly report any potential or existing conflicts of which it is aware to the Board of AVIF. The Insurance Company will assist the Board of AVIF in carrying out its responsibilities under the Mixed and Shared Funding Order by providing the Board of AVIF with all information reasonably necessary for it to consider any issues raised including, but not limited to, information as to a decision by the Insurance Company to disregard Contract owner voting instructions.

c. If it is determined by a majority of the Board of AVIF, or a majority of the Board of AVIF who are not affiliated with Invesco Advisers or Invesco Distributor (the “Disinterested Trustees”), that a material irreconcilable conflict exists that affects the interests of Contract owners, the Insurance Company shall, in cooperation with other participating insurance companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Disinterested Trustees of AVIF) take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps may include, but are not limited to: (a) withdrawing the assets allocable to the Lincoln Fund from the Invesco Fund and reinvesting such assets in a different investment medium, including (but not limited to) another series of AVIF, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more participating insurance companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

d. If a material irreconcilable conflict arises because of a decision by the Insurance Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Insurance Company may be required, at the Invesco Fund’s election, to withdraw the Lincoln Fund’s investment in the Invesco Fund and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Trustees. Any such withdrawal and termination must take place within 30 days after the Invesco Fund gives written notice that this provision is being implemented, subject to applicable law but in any event consistent with the terms of the Mixed and Shared Funding Order. Until the end of such 30 day period, the Invesco Fund shall continue to accept and implement orders by the Lincoln Fund for the purchase and redemption of shares.

e. If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Insurance Company conflicts with the majority of other state regulators, then the Insurance Company will withdraw the Lincoln Fund’s investment in the Invesco Fund and terminate this Agreement within 30 days after AVIF on behalf of the Invesco Fund informs the Insurance Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Trustees. Until the end of such 30 day period, the Invesco Fund shall continue to accept and implement orders by the Lincoln Fund for the purchase and redemption of shares.

f. For purposes of Sections 11(c) through 11(e) of this Agreement, a majority of the Disinterested Trustees shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Insurance Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Insurance Company will withdraw the Lincoln Fund’s investment in the Invesco Fund and terminate this Agreement within 30 days after the Board of AVIF informs the Insurance Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Disinterested Trustees.

g. Upon request, the Insurance Company shall submit to the Board of AVIF such reports, materials or data as the Board of AVIF may reasonably request so that the Board of AVIF may fully carry out the duties imposed upon it by the Mixed and Shared Funding Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Board of AVIF.

h. If and to the extent that (a) Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the application for the Mixed and Shared Funding Order) on terms and conditions materially different from those contained in the application for the Mixed and Shared Funding Order, or (b) the Mixed and Shared Funding Order is granted on terms and conditions that differ from those set forth in this Section 11, then AVIF and/or the participating insurance companies, as appropriate, shall take such steps as may be necessary (a) to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable, or (b) to conform this Section 11 to the terms and conditions contained in the Mixed and Shared Funding Order, as the case may be.

i. Insurance Company or LVIP shall be responsible for assuring that the Accounts calculate pass-through voting privileges of the Contract owners in a manner consistent with the Mixed and Shared Funding Order and the Section 12 Order.

12.	Indemnification by Insurance Company, Lincoln Distributor and LVIP.

a. Except to the extent provided in Sections 12(b) and 12(c), below, Insurance Company, Lincoln Distributor and LVIP each agrees to indemnify and hold harmless AVIF, Invesco Distributor, their affiliates, and each person, if any, who controls AVIF, Invesco Distributor, or their affiliates within the meaning of Section 15 of the 1933 Act and each of their respective trustees and officers, (collectively, the “Indemnified Parties” for purposes of this Section 12) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Insurance Company, Lincoln Distributor and/or LVIP) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise; provided, the Lincoln Fund owns or has owned shares of the Invesco Fund and insofar as such losses, claims, damages, liabilities or actions:

1)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Account’s or the Lincoln Fund’s 1933 Act registration statement, any Account or Lincoln Fund Prospectus, the Contracts, or sales literature or advertising for the Contracts or the Lincoln Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Insurance Company, Lincoln Distributor or LVIP by or on behalf of AVIF or Invesco Distributor for use in any Account’s or the Lincoln Fund’s 1933 Act registration statement, any Account or Lincoln Fund Prospectus, the Contracts, or sales literature or advertising or otherwise for use in connection with the sale of Contracts or Lincoln Fund shares (or any amendment or supplement to any of the foregoing); or

2)	arise out of or as a result of any other statements or representations (other than statements or representations contained in AVIF’s 1933 Act registration statement, AVIF Prospectus, sales literature or advertising of AVIF, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of Insurance Company, Lincoln Distributor, LVIP or their respective affiliates and on which such persons have reasonably relied) or the negligent, illegal or fraudulent conduct of Insurance Company, Lincoln Distributor, LVIP or their respective affiliates or persons under their control (including, without limitation, their employees and “person associated with a member,” as that term is defined in Section (rr) of Article I of the FINRA By-Laws), in connection with the sale or distribution of the Contracts or Lincoln Fund shares; or

3)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in AVIF’s 1933 Act registration statement, AVIF Prospectus, sales literature or advertising of AVIF, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and in conformity with information furnished to AVIF, Invesco Distributor or their affiliates by or on behalf of Insurance Company, Lincoln Distributor, LVIP or their respective affiliates for use in AVIF’s 1933 Act registration statement, AVIF Prospectus, sales literature or advertising of AVIF, or any amendment or supplement to any of the foregoing; or

4)	arise as a result of any failure by Insurance Company, Lincoln Distributor or LVIP to perform the obligations, provide the services and furnish the materials required of them under the terms of this Agreement, or any material breach of any representation and/or warranty made by Insurance Company, Lincoln Distributor or LVIP in this Agreement or arise out of or result from any other material breach of this Agreement by Insurance Company, Lincoln Distributor or LVIP; or

5)	arise as a result of failure by a Contract issued by Insurance Company to qualify as an annuity contract or life insurance contract under the Code, otherwise than by reason of the Invesco Fund’s failure to comply with Subchapter M or Section 817(h) of the Code.

6)	arise as a result of failure by the Lincoln Fund to (i) comply and to maintain such compliance with the diversification requirements for variable annuity, endowment or life insurance contracts set forth in Section 817(h) of the Code and the rules and regulations thereunder, or (ii) operate as a regulated investment company in compliance with Subchapter M of the Code and the rules and regulations thereunder, otherwise than by reason of the Invesco Fund’s failure to comply with Subchapter M or Section 817(h) of the Code.

b. Neither Insurance Company, Lincoln Distributor nor LVIP shall be liable under this Section 12 with respect to any losses, claims, expenses, damages, liabilities or litigation if such losses, claims, expenses, damages, liabilities or litigation arise from the Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties (i) under this Agreement, or (ii) to AVIF or Invesco Distributor.

c. Neither Insurance Company, Lincoln Distributor nor LVIP shall be liable under this Section 12 with respect to any action against an Indemnified Party unless AVIF or Invesco Distributor shall have notified Insurance Company, Lincoln Distributor and/or LVIP in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Insurance Company, Lincoln Distributor and/or LVIP of any such action shall not relieve Insurance Company, Lincoln Distributor and LVIP from any liability which they may have to the Indemnified Party against whom such action is brought otherwise than on account of this Section 12. Except as otherwise provided herein, if any such action is brought against an Indemnified Party, Insurance Company, Lincoln Distributor and/or LVIP shall be entitled to participate, at their own expense, in the defense of such action and also shall be entitled to assume the defense thereof, with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from Insurance Company, Lincoln Distributor or LVIP to such Indemnified Party of Insurance Company’s, Lincoln Distributor’s or LVIP’s election to assume the defense thereof, the Indemnified Party will cooperate fully with Insurance Company, Lincoln Distributor and LVIP and shall bear the fees and expenses of any additional counsel retained by it, and neither Insurance Company, Lincoln Distributor nor LVIP will be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

13.	Indemnification by AVIF and Invesco Distributor.

a. Except to the extent provided in Sections 13(b), 13(c) and 13(d), below, AVIF and Invesco Distributor each agrees to indemnify and hold harmless Insurance Company, Lincoln Distributor, LVIP, their respective affiliates, and each person, if any, who controls Insurance Company, Lincoln Distributor, LVIP or their respective affiliates within the meaning of Section 15 of the 1933 Act and each of their respective trustees and officers, (collectively, the “Indemnified Parties” for purposes of this Section 13) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of AVIF and/or Invesco Distributor) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law, or otherwise; provided, the Lincoln Fund owns or has owned shares of the Invesco Fund and insofar as such losses, claims, damages, liabilities or actions:

1)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in AVIF’s 1933 Act registration statement, AVIF Prospectus or sales literature or advertising of AVIF (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to AVIF or its affiliates by or on behalf of Insurance Company, Lincoln Distributor, LVIP or their respective affiliates for use in AVIF’s 1933 Act registration statement, AVIF Prospectus, or in sales literature or advertising or otherwise for use in connection with the sale of Contracts or Invesco Fund shares (or any amendment or supplement to any of the foregoing); or

2)	arise out of or as a result of any other statements or representations (other than statements or representations contained in any Account’s or the Lincoln Fund’s 1933 Act registration statement, any Account or Lincoln Fund Prospectus, sales literature or advertising for the Contracts or the Lincoln Fund, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of AVIF, Invesco Distributor or their affiliates and on which such persons have reasonably relied) or the negligent, illegal or fraudulent conduct of AVIF, Invesco Distributor or their affiliates or persons under their control (including, without limitation, their employees and “person associated with a member” as that term is defined in Section (rr) of Article I of the FINRA By-Laws), in connection with the sale or distribution of Invesco Fund shares; or

3)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Account’s or the Lincoln Fund’s 1933 Act registration statement, any Account or Lincoln Fund Prospectus, sales literature or advertising covering the Contracts or the Lincoln Fund, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to Insurance Company, Lincoln Distributor, LVIP or their respective affiliates by or on behalf of AVIF or Invesco Distributor for use in any Account’s or the Lincoln Fund’s 1933 Act registration statement, any Account or Lincoln Fund Prospectus, sales literature or advertising covering the Contracts or the Lincoln Fund, or any amendment or supplement to any of the foregoing; or

4)

arise as a result of failure by the Invesco Fund to (i) comply and to maintain such compliance with the diversification requirements for variable annuity, endowment or life insurance contracts set forth in Section 817(h) of the Code, and the rules and regulations thereunder, or (ii) operate as a regulated investment company in compliance with Subchapter M of the Code and the rules and regulations thereunder, otherwise than by reason of the Lincoln Fund’s failure to comply with Subchapter M or Section 817(h) of the Code.

5)	arise as a result of any failure by AVIF to perform the obligations, provide the services and furnish the materials required of it under the terms of this Agreement, or any material breach of any representation and/or warranty made by AVIF in this Agreement or arise out of or result from any other material breach of this Agreement by AVIF.

6)	The parties agree that the foregoing indemnification by AVIF shall not apply to any acts or omissions of Invesco Distributor.

b. Neither AVIF nor Invesco Distributor shall be liable under this Section 13 with respect to any losses, claims, expenses, damages, liabilities or litigation if such losses, claims, expenses, damages, liabilities or litigation arise from the Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties (i) under this Agreement, or (ii) to Insurance Company, Lincoln Distributor, LVIP, each Account or Contract owner.

c. Neither AVIF nor Invesco Distributor shall be liable under this Section 13 with respect to any action against an Indemnified Party unless the Indemnified Party shall have notified AVIF and/or Invesco Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify AVIF or Invesco Distributor of any such action shall not relieve AVIF or Invesco Distributor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this Section 13. Except as otherwise provided herein, if any such action is brought against an Indemnified Party, AVIF and/or Invesco Distributor will be entitled to participate, at its own expense, in the defense of such action and also shall be entitled to assume the defense thereof (which shall include, without limitation, the conduct of any ruling request and closing agreement or other settlement proceeding with the IRS), with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from AVIF and/or Invesco Distributor to such Indemnified Party of AVIF’s or Invesco Distributor’s election to assume the defense thereof, the Indemnified Party will cooperate fully with AVIF and Invesco Distributor and shall bear the fees and expenses of any additional counsel retained by it, and AVIF and Invesco Distributor will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

d. In no event shall AVIF or Invesco Distributor be liable under the indemnification provisions contained in this Agreement to any individual or entity, including, without limitation, Insurance Company, Lincoln Distributor, LVIP or any other insurance company or any Contract owner, with respect to any losses, claims, damages, liabilities or expenses that arise out of or result from (i) a breach of any representation, warranty, and/or covenant made by Insurance Company, Lincoln Distributor or LVIP hereunder; (ii) the failure by Insurance Company or any other insurance company to maintain its segregated asset account (which invests in the Lincoln Fund) as a legally and validly established segregated asset account under applicable state law and as a duly registered unit investment trust under the provisions of the 1940 Act (unless exempt therefrom); or (iii) the failure by Insurance Company or any other insurance company to maintain its variable annuity or life insurance contracts (with respect to which the Lincoln Fund serves as an underlying funding vehicle) as annuity contracts or life insurance contracts under applicable provisions of the Code.

14.	Termination.

a. The Parties understand that there is no intention to create a joint venture in the subject matter of this Agreement. Accordingly, the right to terminate this Agreement and to engage in any activity not inconsistent with this Agreement is absolute. This Agreement may be terminated:

1)	at the option of Insurance Company, Lincoln Distributor, Invesco Distributor or AVIF upon ten (10) calendar days’ prior written notice if a final, non-appealable, administrative or judicial decision is entered against a Party which has a material impact on the Contracts;

2)	at the option of AVIF or Invesco Distributor, immediately upon written notice after institution of formal proceedings against Insurance Company, Lincoln Distributor or LVIP or their affiliates by FINRA, the SEC, the insurance commission of any state or any other regulatory body (as applicable) that relate to Insurance Company’s, Lincoln Distributor’s or LVIP’s obligations under this Agreement or relate to the sales of Contracts or the shares of the Lincoln Fund if, in each case, AVIF or Invesco Distributor reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on the Invesco Fund with respect to which the Agreement is to be terminated.

3)

at the option of Insurance Company, Lincoln Distributor or LVIP, immediately upon written notice after institution of formal proceedings against AVIF or Invesco Distributor or their affiliates by FINRA, the SEC or any other regulatory body (as applicable) that relate to AVIF’s or Invesco Distributor’s obligations under this Agreement or relate to the operation or management of AVIF or the sales of the shares of the Invesco Fund if, in each case, Insurance Company, Lincoln Distributor or LVIP reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on Insurance Company, Lincoln Distributor or LVIP, or the Lincoln Fund with respect to which the Agreement is to be terminated.

4)	at the option of Insurance Company, Lincoln Distributor or LVIP, upon thirty (30) calendar days’ prior written notice, if the shares of the Invesco Fund are not reasonably available for investment by the Lincoln Fund and if AVIF upon written request fails to provide reasonable assurance that it will take action to cure such lack of availability;

5)	at the option of Insurance Company, Lincoln Distributor or LVIP, immediately upon written notice if the Invesco Fund fails to meet the requirements for diversification under Section 817 of the Code and Treas. Reg. §1.817-5, for treatment as a regulated investment company under Subchapter M of the Code or for look-through treatment under Treas. Reg. §1.817-5(f), or if Insurance Company, Lincoln Distributor or LVIP reasonably believes that the Invesco Fund may fail to so qualify;

6)	at the option of AVIF or Invesco Distributor, immediately upon written notice if the Lincoln Fund fails to meet the requirements for diversification under Section 817 of the Code and Treas. Reg. §1.817-5, for treatment as a regulated investment company under Subchapter M of the Code or for look-through treatment under Treas. Reg. §1.817-5(f), or if AVIF or Invesco Distributor reasonably believes that the Lincoln Fund may fail to so qualify;

7)	at the option of any Party, immediately upon written notice in the event the Lincoln Fund’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as an underlying investment for the Contracts issued or to be issued by Insurance Company;

8)	at the option of AVIF or Invesco Distributor, immediately upon written notice if the IRS determines that the Contracts cease to qualify as annuity contracts or life insurance contracts, as applicable, under the Code, or if AVIF or Invesco Distributor reasonably believes that the Contracts have failed to so qualify; or if interests in an Account under the contracts are not registered, where required, and, in all material respects, are not issued or sold in accordance with any applicable federal or state law;

9)	at the option of AVIF or Invesco Distributor, immediately upon having a reasonable basis for believing that the following requirements have been met, if either shall determine, in its sole judgment exercised in good faith, that Insurance Company, Lincoln Distributor or LVIP is in material breach of any material obligation under this Agreement and such breach shall continue unremedied for thirty (30) calendar days after receipt by all parties of notice in writing from AVIF or Invesco Distributor of such breach;

10)	at the option of Insurance Company, Lincoln Distributor or LVIP, immediately upon having a reasonable basis for believing that the following requirements have been met, if either shall determine, in its sole judgment exercised in good faith, that AVIF or Invesco Distributor is in material breach of any material obligation under this Agreement and such breach shall continue unremedied for thirty (30) calendar days after receipt by all parties of notice in writing from Insurance Company, Lincoln Distributor or LVIP of such breach;

11)	by any Party upon sixty (60) days written notice to the other Parties;

12)	by mutual written agreement at any time;

13)	immediately, at the option of AVIF, the Invesco Fund or Invesco Distributor, if AVIF, the Invesco Fund or Invesco Distributor shall determine, in its sole judgment exercised in good faith, that it has a reasonable basis for believing that either (1) the Insurance Company, Lincoln Distributor, LVIP or the Lincoln Fund shall have suffered a material adverse change in its business or financial condition, or (2) the Insurance Company, Lincoln Distributor, LVIP or the Lincoln Fund shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of AVIF, the Invesco Fund or Invesco Distributor;

14)	immediately, at the option of the Insurance Company, Lincoln Distributor, LVIP or the Lincoln Fund, if the Insurance Company, Lincoln Distributor, LVIP or the Lincoln Fund shall determine, in its sole judgment exercised in good faith, that it has a reasonable basis for believing that either (1) AVIF, the Invesco Fund or Invesco Distributor shall have suffered a material adverse change in its business or financial condition, or (2) AVIF, the Invesco Fund or Invesco Distributor shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Insurance Company, Lincoln Distributor, LVIP or the Lincoln Fund; or

15)	as required by the Mixed and Shared Funding Order and its provisions.

b. Notwithstanding any termination of this Agreement, AVIF will, upon the mutual agreement of the Parties hereto, continue to make available additional shares of the Invesco Fund pursuant to the terms and conditions of this Agreement, for the Lincoln Fund with respect to all existing Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”), unless Invesco Distributor or the Board of AVIF determines that doing so would not serve the best interests of the shareholders of the Invesco Fund or would be inconsistent with applicable law or regulation. Specifically, without limitation, if AVIF and Invesco Distributor so agree to make additional Invesco Fund shares available to the Lincoln Fund, the owners of the Existing Contracts will be permitted to reallocate investments in the Lincoln Fund (as in effect on such date), redeem investments in the Lincoln Fund and/or invest in the Lincoln Fund upon the making of additional purchase payments under the Existing Contracts. The Parties agree that this Section 14(b) will not apply to any (i) terminations under Section 11 of this Agreement or (ii) any rejected purchase and/or redemption order as described in Section 3(l) hereof.

c. All warranties and indemnifications will survive the termination of this Agreement.

d. No termination of this Agreement will be effective unless and until the Party terminating this Agreement gives prior written notice to the other Party to this Agreement of its intent to terminate, and such notice shall set forth the basis for such termination. Furthermore:

1)	in the event that any termination is based upon the provisions of Sections 14(a)(2) or 14(a)(3) hereof, such prior written notice shall be given at least thirty (30) days in advance of the effective date of termination unless a shorter time is agreed to by the Parties hereto; and

2)	in the event that any termination is based upon the provisions of Sections 14(a)(5) through (10) hereof, such prior written notice shall be given as soon as possible within twenty-four (24) hours after the terminating Party learns of the event causing termination to be required.

15.	Notices.

a. All notices under this Agreement must be in writing, and will be deemed to have been duly received: (a) when delivered by hand (with written confirmation of receipt); (b) when sent by facsimile (with written confirmation receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) the day after it is sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):

If to AVIF:

AIM Variable Insurance Funds (Invesco Variable Insurance Funds)

11 Greenway Plaza, Suite 1000

Houston, Texas 77046

Attention: General Counsel

If to Invesco Distributor:

Invesco Distributors, Inc.

11 Greenway Plaza, Suite 1000

Houston, Texas 77046

Attention: Contracts Group

If to Insurance Company or LVIP:

Kevin Adamson

Chief Operating Officer, Funds Management

Lincoln Variable Insurance Products Trust

1300 S. Clinton Street

Fort Wayne, Indiana 46801

With a copy to:

Jill Whitelaw, Esq.

Chief Counsel - Funds Management

Lincoln Investment Advisors Corporation

150 N. Radnor-Chester Road

Radnor, PA 19087

16.	Obligations.

e. The obligations of LVIP under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders of LVIP individually, but bind only the Lincoln Fund’s assets. When seeking satisfaction for any liability of LVIP in respect of this Agreement, AVIF and Invesco Distributor agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.

f. The obligations of AVIF or the Invesco Fund under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders of AVIF or the Invesco Fund individually, but bind only the Invesco Fund’s assets. When seeking satisfaction for any liability of the Invesco Fund in respect of this Agreement, LVIP, Lincoln Distributor and Insurance Company agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction. The Parties also agree that the assets and liabilities of the Invesco Fund are separate and distinct from the assets and liabilities of each other series of AVIF. No series of AVIF, including the Invesco Fund, shall be liable or shall be charged for any debt, obligation or liability of any other series of AVIF.

17.	Trademarks and Fund Names.

a. AVIF and Invesco Distributor represent and warrant that they have the right to license the “Invesco” name (the “Mark”) solely in connection with the Contracts and the Lincoln Fund and hereby grant each of Insurance Company, Lincoln Distributor and LVIP the limited, non-exclusive, non-assignable, non-transferable right to use the Mark subject to Section 2 herein. Insurance Company, Lincoln Distributor and LVIP shall not be permitted to use any logos or other marks of AVIF, Invesco Distributor, Invesco Advisers or its affiliates (“Fund Holding Company”), and Insurance Company, Lincoln Distributor and LVIP shall be required to obtain AVIF’s and Invesco Distributor’s prior consent, which consent shall not be unreasonably withheld, delayed or conditioned, with respect to any type of use of the Mark. Insurance Company, Lincoln Distributor and LVIP agree to use the Mark.

b. Ownership of the Mark shall remain with Fund Holding Company. Insurance Company, Lincoln Distributor and LVIP shall not: (i) register or attempt to register any identical and/or deceptively similar domain name, trademark, service mark or trade name to the Mark either in the United States or in any country throughout the world; or (ii) challenge the rights of Fund Holding Company in the Mark. Insurance Company, Lincoln Distributor and LVIP acknowledge that the Mark represents valuable goodwill of Fund Holding Company and its use shall inure to the benefit of Fund Holding Company. Any variations or derivative works of the Mark (including, without limitation, any stylization, colorization or design) shall be the sole and exclusive property of Fund Holding Company, regardless of who created the same; provided, that in no event shall Insurance Company, Lincoln Distributor or LVIP stylize, colorize, utilize an associated design or create any variant or modification of the Mark without the prior written consent of AVIF and Invesco Distributor. To the extent the same does not automatically become the property of Fund Holding Company, Insurance Company, Lincoln Distributor and LVIP hereby grant all right, title and interest in and to such variation or derivative work of the Mark (including, without limitation, any stylization, colorization or design) to Fund Holding Company, and Insurance Company, Lincoln Distributor and LVIP agree to execute any documentation reasonably requested by Fund Holding Company to document the same.

c. To protect the value of the Mark, Insurance Company, Lincoln Distributor and LVIP agree that AVIF and Invesco Distributor expressly reserve the right to inspect the quality of goods and services provided by Insurance Company, Lincoln Distributor and LVIP under the Mark to ensure that such quality is maintained and for the purpose of maintaining Fund Holding Company’s rights in the Mark under applicable trademark laws. If AVIF and Invesco Distributor reasonably determine that it is necessary or desirable for Insurance Company, Lincoln Distributor and LVIP to make changes in the use of the Mark in order to maintain the required quality, AVIF and Invesco Distributor shall so advise Insurance Company, Lincoln Distributor and LVIP and they shall promptly review such proposals and implement them within a reasonable and mutually agreed timeframe. Without limiting the foregoing, Insurance Company, Lincoln Distributor and LVIP shall fully comply with the trademark marking provisions, as applicable, of the intellectual property laws of the United States and, upon reasonable request of AVIF and Invesco Distributor, shall provide samples of the applicable materials containing the same.

d. Insurance Company’s, Lincoln Distributor’s and LVIP’s rights to use the Mark under this Agreement shall immediately cease on the earlier of the termination of this Agreement or the expiration of this Agreement.

18.	Miscellaneous.

a. Each Party hereto shall (i) cooperate with each other Party and all appropriate governmental authorities (including, but not limited to, the SEC, FINRA and state insurance regulators) and shall, in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby, (ii) permit such authorities reasonable access to its books and records and (iii) furnish the other Party with such information in connection with this Agreement as it may reasonably request.

b. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Delaware, without reference to any conflict of laws provisions thereof that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

c. This Agreement and the Parties’ rights, duties, and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other Parties hereto, with such consent not to be unreasonably withheld. Any attempt by a Party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is null and void.

d. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

e. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

f. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, to which the Parties hereto are entitled under state and federal laws.

g. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all Parties.

h. Nothing in this Agreement shall be construed to give any person or entity other than the Parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties hereto.

i. AVIF and Invesco Distributor acknowledge that the identities of the customers of Insurance Company, Lincoln Distributor and LVIP or any of their affiliates (collectively, the “Lincoln Protected Parties” for purposes of this Section 18(i)), information maintained regarding those customers, and all computer programs and procedures or other information developed by the Lincoln Protected Parties or any of their employees or agents in connection with Insurance Company’s, Lincoln Distributor’s or LVIP’s performance of its duties under this Agreement are the valuable property of the Lincoln Protected Parties. AVIF and Invesco Distributor agree that if they come into possession of any list or compilation of the identities of or other information about the Lincoln Protected Parties’ customers, or any other information or property of the Lincoln Protected Parties, other than such information as may be independently developed or compiled by AVIF or Invesco Distributor from information supplied to it by the Lincoln Protected Parties’ customers who also maintain accounts directly with AVIF or Invesco Distributor, AVIF and Invesco Distributor will hold such information or property in confidence and refrain from using, disclosing or distributing any of such information or other property except: (a) with Insurance Company’s, Lincoln Distributor’s or LVIP’s prior written consent; or (b) as required by law or judicial process. Insurance Company, Lincoln Distributor and LVIP acknowledge that the identities of the customers of AVIF and Invesco Distributor or any of their affiliates (collectively, the “Invesco Protected Parties” for purposes of this Section 18(i)), information maintained regarding those customers, and all computer programs and procedures or other information developed by the Invesco Protected Parties or any of their employees or agents in connection with AVIF’s or Invesco Distributor’s performance of its duties under this Agreement are the valuable property of the Invesco Protected Parties. Insurance Company, Lincoln Distributor and LVIP agree that if they come into possession of any list or compilation of the identities of or other information about the Invesco Protected Parties’ customers or any other information or property of the Invesco Protected Parties, other than such information as may be independently developed or compiled by Insurance Company, Lincoln Distributor or LVIP from information supplied to it by the Invesco Protected Parties’ customers who also maintain accounts directly with Insurance Company, Lincoln Distributor or LVIP, Insurance Company, Lincoln Distributor and LVIP will hold such information or property in confidence and refrain from using, disclosing or distributing any of such information or other property except: (a) with AVIF’s and Invesco Distributor’s prior written consent; or (b) as required by law or judicial process. Each Party acknowledges that any breach of the agreements in this Section 18(i) would result in immediate and irreparable harm to the other Parties for which there would be no adequate remedy at law and agree that in the event of such a breach, the other Parties will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

j. The headings and captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

[Remainder of page left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE

FUNDS), on behalf of INVESCO V.I. COMSTOCK FUND

By:	/s/ John Zerr
Name:	John Zerr
Title:	General Counel

INVESCO DISTRIBUTORS, INC.

By:	/s/ Brian Thorp
Name:	Brian Thorp
Title:	Vice President

LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Daniel Hayes
Name:	Daniel Hayes
Title:	Vice President

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

By:	/s/ Daniel Hayes
Name:	Daniel Hayes
Title:	Vice President

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST,

on behalf of LVIP INVESCO V.I. COMSTOCK RPM FUND

By:	/s/ Daniel Hayes
Name:	Daniel Hayes
Title:	President

LINCOLN FINANCIAL DISTRIBUTORS, INC.

By:	/s/ Deana Friedt
Name:	Deana Friedt
Title:	Vice President

Schedule A

SEPARATE ACCOUNTS OF INSURANCE COMPANY

•	LINCOLN NATIONAL LIFE INSURANCE COMPANY VARIABLE ANNUITY ACCOUNT N

•	LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK SEPARATE ACCOUNT N FOR VARIABLE ANNUITIES

Schedule B

EXPENSE ALLOCATIONS

Insurance Company / LVIP	AVIF / Invesco Distributor

preparing and filing the Lincoln Fund’s registration statement	preparing and filing the Invesco Fund’s registration statement

text composition for Lincoln Fund prospectuses and supplements	text composition for Invesco Fund prospectuses and supplements

text alterations of prospectuses (Lincoln Fund) and supplements (Lincoln Fund)	text alterations of prospectuses (Invesco Fund) and supplements (Invesco Fund)

printing Lincoln Fund prospectuses and supplements	a camera ready Invesco Fund prospectus

text composition and printing Lincoln Fund SAIs	text composition and printing Invesco Fund SAIs

mailing and distributing Lincoln Fund SAIs to Contract owners who have allocated net amounts of any subaccounts investing in the Lincoln Fund (“Contract Owners”), upon request by Contract Owner	mailing and distributing Invesco Fund SAIs to Contract Owners upon request by Contract Owners, if applicable mailing and distributing prospectuses (Lincoln Fund) and supplements (Lincoln Fund) to Contract Owners of record as required by Federal Securities Laws and to prospective purchasers

text composition (Lincoln Fund), printing, mailing, and distributing annual and semi-annual reports for the Lincoln Fund	text composition of annual and semi-annual reports (Invesco Fund)

text composition, printing, mailing, distributing, and tabulation of proxy statements and voting instruction solicitation materials to Contract Owners with respect to proxies related to the Lincoln Fund	text composition, printing, mailing, distributing and tabulation of proxy statements and voting instruction solicitation materials to shareholders with respect to proxies related to the Invesco Fund, which, for the removal of doubt, would include the Lincoln Fund and would not include Contract Owners with investments in the Lincoln Fund preparation, printing and distributing sales material and advertising relating to the Lincoln Fund, insofar as such materials relate to the Contracts and filing such materials with and obtaining approval from, the SEC, FINRA, any state insurance regulatory authority, and any other appropriate regulatory authority, to the extent required